Exhibit 99.1

Sphere 3D Reports Fiscal Year 2023 Financial Results and Operational Updates

STAMFORD, Connecticut, March 13, 2024 - Sphere 3D Corp. ("Sphere 3D" or the "Company") (NASDAQ: ANY), a Bitcoin mining company operating at an industrial scale, is pleased to announce financial results for its fiscal year ended December 31, 2023.

COMMENTS FROM SPHERE 3D LEADERSHIP

"I'm pleased to report that once again we delivered very strong results and made significant progress in our operations during 2023. I am very proud of the Sphere 3D team!" said Patricia Trompeter, CEO of Sphere 3D. "We increased our operating hashrate to 1.3 EH/s from just under 0.1 EH/s last year, resulting in an approximately 409% increase in Bitcoin mined year-over-year, to 667 Bitcoin. We streamlined our operations by reducing SG&A, selling non-core businesses, paying off all debt and liquidating non-strategic investments. Looking forward, with the recent rise in Bitcoin, we believe we can achieve our goal of positive cash flows on an adjusted EBITDA basis. We are focusing on not only existing operations, but on executing a plan to weather the halving anticipated in the second quarter of 2024."

2023 HIGHLIGHTS

• Revenue increased by $15.8 million, to $21.9 million during the year ended December 31, 2023, due to an increase in revenues from our digital mining operation;

• The Company mined 667 Bitcoin in 2023;

• The Company ended the year with 1.3 EH/s;

• The Company sold its service and product segment, including HVE Inc. and Unified ConneXions.

BITCOIN ASSET AND VALUE

As of December 31, 2023, the Company had a self-mined Bitcoin balance of 23.8 with a carrying value of $1.0 million and an additional 21.6 Bitcoin held by Gryphon Digital Mining, Inc. on our behalf.

FISCAL YEAR 2023 FINANCIAL RESULTS

  The Company generated revenues of $21.9 million in fiscal year 2023 compared to $6.1 million in fiscal year 2022. The $15.8 million increase in revenue is due to the increase of $16.3 million in revenues from the Company's digital mining operation, offset by a decrease of $0.5 million in the Company service and product segment.

  Operating costs and expenses for fiscal year 2023 totaled $51.9 million, compared to $163.7 million for fiscal year 2022. The $111.8 million decrease in operating costs and expenses is primarily attributable to decreases in impairments of mining equipment of $75.9 million and intangible assets and provisions for losses of $17.8 million, depreciation and amortization of $22.1 million, share-based compensation of $6.1 million, professional services associated with the Company's expansion into the digital asset mining industry of $4.5 million, merger expenses of $1.9 million offset by increases in cost of revenues of $12.5 million, legal expenses of $2.8 million, SPAC-related expenses of $0.9 million, increases in insurance of $0.5 million and other of $0.2 million.
  The net loss available to common shareholders in fiscal year 2023 was $23.4 million, or a net loss of $1.93 per share, compared to a net loss available to common shareholders of $192.8 million, or a net loss of $20.36 per share, in fiscal year 2022.

FOURTH QUARTER AND RECENT CORPORATE DEVELOPMENTS

  On October 6, 2023, the Company terminated the Master Services Agreement with Gryphon Digital Mining, Inc., returning 22.5% to the Company's gross margin.
  On December 19, 2023, the Company's 3,162,500 shares of Minority Equality Opportunities Acquisition Inc. ("MEOA") Class B common stock were cancelled, eliminating the Company's ownership of MEOA, and the Company recognized a $6.1 million gain related to the deconsolidation of MEOA.
  On December 28, 2023, the Company entered into a share purchase agreement with Joseph O'Daniel (the "Purchaser"), a related party, under which the Company sold its service and product segment, including HVE Inc. and Unified ConneXions, in consideration for $1.00 and the transfer of HVE Inc.'s and Unified ConneXions's outstanding assets and liabilities. In connection with the share purchase agreement, the Purchaser, who served as the Company's President, resigned effective December 28, 2023. The Company recognized a noncash gain of $0.7 million related to the transfer of net liabilities to the Purchaser.
  During fiscal year 2023, the Company sold 3,336 bitcoin miners that were included in mining equipment, for cash proceeds of $4.5 million.

  On January 16, 2024, the Company entered into a settlement agreement (the "Settlement Agreement") with Core Scientific, Inc. ("Core Scientific"), which was approved by a United States Bankruptcy Judge on January 16, 2024, as part of Core Scientific's emergence from bankruptcy, for $10.0 million of Core Scientific's equity. The Settlement Agreement includes access to potential additional funds for interest as well as an additional equity pool if the value of Core Scientific equity initially received by the Company under the Settlement Agreement decreases below its value at the date of the Settlement Agreement in the 18 months after the date of the Settlement Agreement, commensurate with the other unsecured creditors.  On January 23, 2024, the Company received 2,050,982 shares of Core Scientific common stock trading under the NASDAQ symbol "CORZ."

ABOUT SPHERE 3D

Sphere 3D Corp. (Nasdaq: ANY) is a cryptocurrency miner with decades of proven enterprise data-services expertise. The Company is growing its industrial-scale digital asset mining operation through the capital-efficient procurement of next-generation mining equipment and partnering with best-in-class data center operators. Sphere 3D is dedicated to increasing shareholder value while honoring its commitment to strict environmental, social, and governance standards.  For more information about the Company, please visit Sphere3D.com.

FORWARD-LOOKING STATEMENTS

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements generally relate to future events, including the timing of the proposed transaction and other information related to the proposed transaction. In some cases, you can identify forward-looking statements because they contain words such as "may," "will," "should," "expects," "plans," "anticipates," "could," "intends," "target," "projects," "contemplates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these words or other similar terms or expressions.  Expectations and beliefs regarding matters discussed herein may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected.  The forward-looking statements contained in this communication are also subject to other risks and uncertainties, including those more fully described in filings with the SEC, including Sphere 3D's reports filed on Form 10-K, Form 10-Q and Form 8-K and in other filings made by Sphere 3D with the SEC from time to time and available at www.sec.gov.  These forward-looking statements are based on current expectations, which are subject to change.

SPHERE 3D CONTACTS

Kurt Kalbfleisch, CFO, Sphere 3D

Investor.relations@sphere3d.com

SPHERE 3D CORP.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands of U.S. dollars, except share and per share amounts)

	Year Ended
	December 31,
	2023	2022
Revenues:	(Unaudited)
Bitcoin mining revenue	$19,730	$3,443
Service and product revenue	2,176	2,634
Total revenues	21,906	6,077

Operating costs and expenses:
Cost of Bitcoin mining revenue	15,031	2,044
Cost of service and product revenue	913	1,373
Sales and marketing	948	1,009
Research and development	1,026	605
General and administrative	15,825	24,134
Depreciation and amortization	6,190	28,263
Provision for losses on deposits due to vendor bankruptcy filings	8,509	16,069
Impairment of acquired intangible assets	2,952	13,182
Realized gain on sale of Bitcoin	(1,131)	(19)
Loss on disposal of property and equipment	960	-
Impairment of Bitcoin	682	1,148
Impairment of mining equipment	-	75,922
Total operating expenses	51,905	163,730
Loss from operations	(29,999)	(157,653)
Other income (expense):
Gain on deconsolidation of SPAC	6,140	-
Interest expense	(1,183)	-
Interest income and other expense, net	1,062	2,581
Gain on disposal of service and product segment - related party	663	-
Impairment of investments	-	(14,529)
Forgiveness of note receivable	-	(13,145)
Provision for losses on deposit for mining equipment	-	(10,000)
Loss before income taxes	(23,317)	(192,746)
Provision for income taxes	13	166
Net loss	(23,330)	(192,912)
Less: Non-controlling interest - income (loss)	76	(111)
Net loss attributable to common shareholders	$(23,406)	$(192,801)

Net loss per share:
Basic and diluted	$(1.93)	$(20.36)
Shares used in computing net loss per share:
Basic and diluted	12,129,302	9,470,630

SPHERE 3D CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands of U.S. dollars)

	December 31,	December 31,
	2023	2022
	(Unaudited)	(Unaudited)
ASSETS
Cash and cash equivalents	$586	$1,337
Digital assets, net	986	1,695
Other current assets	11,938	7,252
Total current assets	13,510	10,284
Property and equipment, net	24,166	34,259
Intangible assets, net	4,581	9,477
Funds held in trust account	-	10,297
Other non-current assets	3,406	18,699
Total assets	$45,663	$83,016

LIABILITIES, TEMPORARY EQUITY AND SHAREHOLDERS' EQUITY
Current liabilities	$5,346	$6,200
Other non-current liabilities	-	5,784
Total temporary equity	13,794	36,467
Total shareholders' equity	26,523	34,565
Total liabilities, temporary equity, and shareholders' equity	$45,663	$83,016